Exhibit 99.1

Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, the Schedule 13G dated on or about March 11, 2025, containing the information required by Schedule 13G, for the shares of common stock of USIO, Inc. held by Whittier Trust Company, a California corporation and a California state chartered trust company (“WTC”), and Whittier Holdings, Inc., a Nevada corporation and holding Company of WTC (“WHI”), such other holdings as may be reported therein.

Dated: March 11, 2025

WHITTIER HOLDINGS, INC.

By:	/s/ Robert Renken
Name:	Robert Renken
Title:	Vice President

WHITTIER TRUST COMPANY

By:	/s/ Robert Renken
Name:	Robert Renken
Title:	Executive Vice President